UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

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BRIGHT MOUNTAIN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2250, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 22, 2013, Bright Mountain Holdings, Inc. filed Articles of Amendment to its Articles of Incorporation including a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock pursuant to which the Board of Directors designated a series of 2,000,000 shares of our blank check preferred stock as 10% Series A Convertible Preferred Stock (“Series A Preferred”).  The designations and rights of this security include:

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the shares have no voting rights, except as may be provided by Florida law,

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the stock has a stated value of $0.50 per share and ranks senior to all other classes of our securities,

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in the event of a liquidation or winding up of our company, the holders of the Series A Preferred are entitled to a liquidation preference equal to a return of the capital invested,

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the shares will be entitled to a 10% dividend, payable in shares of our common stock, at the rate of one share of common stock for each 10 shares of Series A Preferred, payable annually on the 10th business day of January,

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the shares of Series A Preferred are convertible into shares of our common stock on a one for one basis at the option of the holder, subject to automatic conversion by us upon either the five year anniversary of the date of issuance or in the event of a change of control of our company as defined in the designations.  The conversion formula is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events, and

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the shares are redeemable at our option upon 20 days’ notice for an amount equal to the amount of capital invested.

The description of the designations, rights and preferences of the Series A Preferred are qualified in their entirety by reference to the Articles of Amendment which is filed as Exhibit 3.4 to this report.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

No.	Description
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation filing the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHT MOUNTAIN HOLDINGS, INC.

November 26, 2013	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer